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                                                                     Exhibit 4.5


                     AMENDMENT TO REVOLVING CREDIT AGREEMENT
                     ---------------------------------------

      This Amendment to Revolving Credit Agreement (this "Amendment") is entered into at Columbus, Ohio, by and among The Huntington National Bank, The Bank of New York and Bank One, N.A., as lenders (the "Banks"); The Huntington National Bank as agent (the "Agent"); and R.G. Barry Corporation, as borrower (the "Borrower"), as of the 17th day of March, 2000, in order to amend the Revolving Credit Agreement entered into by and among the Banks and the Borrower as of the 28th day of February, 1996, (the "Credit Agreement").

      Whereas, the parties to this Amendment desire to amend certain of the provisions of the Credit Agreement, the Credit Agreement is hereby amended as follows:

         1. Section 1 of the Credit Agreement is hereby amended to recite in its entirety as follows:

                  SECTION 1.  COMMITMENTS.

                           1.1 BASIC COMMITMENT TERMS. The Borrower has applied
                  to the Banks for revolving credit loans up to an aggregate principal amount of $42,000,000, the proceeds of which are to be used by the Borrower for general corporate purposes, including, without limitation, seasonal financing of inventory and accounts receivable. Each of the Banks is willing to make such loans to the Borrower upon the terms and subject to the conditions hereinafter set forth up to a maximum aggregate principal amount not in excess of the amount set forth opposite its name below and otherwise in accordance with the pro rata requirements of Section 4 hereof (said amount being hereinafter called the "Commitment" of such Bank and collectively called the "Commitments"):

                  BANK                         ADDRESS                    COMMITMENT
                  ----                         -------                    ----------

                  The Bank of New York      One Wall Street
                                            New York,
                                            New York,  10286              $14,000,000

                  The Huntington            41 South High Street
                  National Bank             Columbus, OH  43287           $14,000,000

                  Bank One, N.A.            100 East Broad Street
                                            Columbus, Ohio 43215          $14,000,000

                           1.2 COMMITMENT LIMITATIONS. Notwithstanding the
                  foregoing, during the following periods in each year occurring during the term of this Agreement the aggregate Commitments of the Banks (each Bank's individual Commitment being one third (1/3) of the aggregate) shall be in an amount equal to the lesser of the following amounts or the amount to which the Commitments have been reduced pursuant to
                  Section 4.6 hereof.

                  PERIOD                                       COMMITMENT
                  ------                                       ----------
                  From 01/01 through 01/31                    $3,000,000
                  From 02/01 through 03/31                    $15,000,000
                  From 04/01 through 06/30                    $30,000,000
                  From 07/01 through 11/29                    $42,000,000
                  From 11/30 through 12/31                    $27,000,000


                       1.3 BORROWING BASE. Notwithstanding the foregoing
                  provisions of Sections 1.1 and 1.2, the aggregate principal balance of the Loans at any time outstanding shall not exceed the lesser of (a) the aggregate Commitments of the Banks, reduced as provided in Section 1.2 and (b) the Borrowing Base (as hereinafter defined). As used herein, "Borrowing Base" shall mean the sum of (i) 80% of the Company's Eligible Accounts plus (ii) 40% of the Company's Eligible Inventory.

        2. Section 3.2 of the Credit Agreement is hereby amended to recite in its entirety as follows:

                  "Alternate Base Rate" means, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day or (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

         3. Section 3.21 of the Credit Agreement is hereby amended to recite in its entirety as follows:

                  "Eurodollar Interest Rate" means a rate per annum equal to LIBOR plus one and one-half percent (1.50%).


         4. Section 3.39 of the Credit Agreement is hereby amended to recite in its entirety as follows:

                        "Prime Rate" means the prime commercial rate of The
                  Huntington National Bank, as such rate is established and made available from time to time based on its consideration of economic, money market, business and competitive factors, and it is not necessarily such Bank's most favored rate, such rate to be adjusted

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                  automatically, without notice, on the effective date of any change in such rate.

         5. Section 3.43 of the Credit Agreement is hereby amended to recite in its entirety as follows:

                  "Termination Date" means December 31, 2001, or such later date(s) to which the Commitments may be extended from time to time pursuant to the provisions of this Agreement.

         6. A new Section 3.45 is hereby added to the Credit Agreement, to read in its entirety as follows:

                  ELIGIBLE ACCOUNTS. The term "Eligible Accounts" means the portion of the Borrower's accounts arising in the ordinary course of the Borrower's business from the sale of goods or services to an individual, partnership, corporation, limited liability company or other entity (an "Account Debtor") that the Agent determines, in its sole and reasonable discretion, based on credit policies, market conditions, the Borrower's business and other criteria, is eligible for inclusion in the Borrowing Base. An account shall not be deemed an Eligible Account unless such account is evidenced by an invoice or other documentary evidence satisfactory to the Agent; is unconditionally due and payable in U.S. dollars to the Borrower from the Account Debtor; and meets all the following requirements until it is collected in full: (a) the account is due and payable (in U.S. dollars), exclusive of sales or other taxes, not more than 60 days from the date of the original invoice therefor and is not more than 60 days past-due, or if a special dating program has been approved in writing by the Agent, the account is due and payable on a date permitted by the terms of such dating program and is not past-due; (b) the account arises from the completed performance of a sale of goods and/or related services, does not constitute a progress billing or advance billing, a "bill and hold," guaranteed sale, sale and return, or other repurchase and return basis, and all such goods have been lawfully shipped (or related services provided) and invoiced to the Account Debtor, and upon the Agent's reasonable request, copies of all invoices, together with all shipping documents and delivery receipts evidencing such shipment having been delivered to the Agent;
                  (c) the account does not arise from a contract with any government or agency thereof or from an individual; (d) the account is not subject to any dispute, prior assignment, claim, lien, subrogation rights, security interest, levy or setoff; (e) the account is not subject to any credit, contra account, allowance, adjustment, levy, return of goods, or discount (collectively



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                  a "Contra"), provided, however, that unless the Account Debtor has asserted a Contra, if the amount of the account exceeds the amount of the Contra, such excess shall be considered for eligibility if such excess meets all other requirements of this section; (f) the account does not arise from an Affiliate of the Borrower or any Subsidiary; (g) the account does not, when added to all other accounts of the Account Debtor with the Borrower, produce an aggregate indebtedness from the Account Debtor of more than 30% of the total of all the Borrower's Eligible Accounts; (h) the Account Debtor is not subject to bankruptcy, receivership or similar proceedings and is not insolvent; (i) the account is not evidenced by any chattel paper, promissory note, payment instrument or written agreement; (j) the account does not arise from an Account Debtor whose mailing address is located outside the United States unless (i) the payment for the goods which give rise to such account is assured by an irrevocable letter of credit received by the Borrower, such letter of credit is from a bank acceptable to the Agent and is in form and substance acceptable to the Agent, and payable in the full amount of the account in United States dollars at a place of payment located within the United States, and the proceeds of such letter of credit have been duly assigned to the Agent, to its satisfaction, or (ii) the aggregate amount of all accounts outstanding of such Account Debtor with its mailing address or chief executive office located outside the United States does not exceed $1,000,000; provided, however, that, for the purposes of this subsection, WalMart Canada shall not be deemed an Account Debtor with a mailing address or chief executive office located outside the United States; (k) the account does not arise from an Account Debtor to whom goods are shipped on a "cash on delivery" or C.O.D. basis; (l) the account does not arise from an Account Debtor who has more than 50% of its accounts with the Borrower more than 90 days past due; and (m) the Agent has not notified the Borrower that the account or the Account Debtor is unsatisfactory or unacceptable (although the Agent reserves the right to do so in its sole discretion at any time).

         7. A new Section 3.46 is hereby added to the Credit Agreement, to read in its entirety as follows:

                  ELIGIBLE INVENTORY. The term "Eligible Inventory" means that portion of the Borrower's inventory, including finished goods and raw materials related to its principal product lines, subject to no Liens, and that the Agent determines in its sole discretion from time to time, based on credit policies, market conditions, the Borrower's business and other matters, is eligible for use in calculating the Borrowing Base. For purposes of determining the Borrowing Base, Eligible


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                  Inventory shall not include tooling, work in process, slow moving, obsolete or discontinued inventory, supply items, packaging, or the freight portion of raw materials, inventory in the control of a third Person for processing or storage, consigned inventory, or inventory in transit. All inventory shall be valued at the lesser of cost (on a FIFO basis) or market.

         8. A new Section 3.47 is hereby added to the Credit Agreement, to read in its entirety as follows:

                  REQUIRED BANKS. "Required Banks" means Banks holding at least 66-2/3% in dollar amount of the aggregate Loans outstanding under this Agreement, or, in the event there are no amounts outstanding, 66-2/3% of the aggregate Commitments.

         9. Section 4.1 of the Credit Agreement is hereby amended to recite in its entirety as follows:

                  AMOUNT OF REVOLVING CREDIT. Relying on the foregoing representations and warranties and subject to the agreements and covenants hereinafter contained, each Bank agrees to make Loans (which may be either Domestic Loans or Eurodollar Loans, or any combination) to the Borrower, from time to time from the date hereof to the Termination Date, at such times and in such amounts as the Borrower shall request, in the aggregate not in excess of such Bank's Commitment. The Borrower shall give the Agent written or telephonic notice by 12:00 Noon, Columbus, Ohio, time, three Business Days prior to the date of intended borrowing with respect to any Eurodollar Loan hereunder and written or telephonic notice by 10:00 a.m., Columbus, Ohio, time, on the same Business Day with respect to any Domestic Loan, which notice shall specify the proposed date of borrowing, the amount thereof, whether such loan is to be a Domestic Loan or a Eurodollar Loan, and if a Eurodollar Loan, the Interest Period selected. The Agent shall notify the Borrower of the relevant Eurodollar Interest Rate at approximately 11:00 a.m., Columbus, Ohio, time, two Business Days prior to the date of intended borrowing. The Borrower shall accept or reject such Eurodollar Rate upon such notification, and such acceptance or rejection shall be irrevocable. In the event of rejection such Loan shall be a Domestic Loan. Each Loan shall be in the amount of $100,000 or an integral multiple thereof in the case of a Domestic Loan or in an amount of not less than $1,000,000 and increments of $250,000 thereafter in the case of a Eurodollar Loan. Notwithstanding the foregoing, the Borrower shall not have

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                  outstanding any more than seventeen (17) Eurodollar Loans per
                  Bank at any one time. The Loans shall be evidenced by Revolving Credit Notes (as defined in Section 4.2 hereof).

         10. An additional sentence is added to Section 8.1 of the Agreement, to read in its entirety as follows:

                  The Borrower will furnish to the Banks within 20 days of the end of each fiscal month a certificate in the form of EXHIBIT
                  8.1 signed by its chief financial officer setting forth the calculation of the Borrowing Base as of the end of such month.

         11. Section 9.5 of the Credit Agreement is hereby amended to read in its entirety as follows:

                  INTEREST COVERAGE. Permit the ratio of Consolidated Net Income PLUS Consolidated Net Interest Expense, consolidated taxes, consolidated amortization and consolidated depreciation to Consolidated Net Interest Expense to be less than 1.3 to 1.0 on a four quarter rolling basis; provided, however, that compliance with this section will not be required for the three consecutive fiscal quarters ending on September 30, 2000.

         12. A new Section 9.17 is hereby added to the Credit Agreement to read in its entirety as follows:

                  EBITDA. Permit Consolidated Net Income PLUS Consolidated Net Interest Expense, consolidated taxes, consolidated amortization and consolidated depreciation ("EBITDA") to be less than the following amounts for each of the following fiscal quarters:

                           QUARTER ENDING            EBITDA
                           --------------            ------

                           April 1, 2000           ($6,500,000)
                           July 1, 2000            ($3,500,000)
                           September 30, 2000       $6,500,000

                  In testing compliance with this section, the Borrower shall be permitted to carry over any amount of EBITDA not exceeding $1,500,000 achieved in the previous fiscal quarter that exceeds the amount required by this section.

         13. Section 12 of the Credit Agreement is hereby amended to recite in its entirety as follows:



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                  SECTION 12. APPOINTMENT OF AGENT; ARRANGEMENT BETWEEN THE
                  BANKS.

                  12.1     APPOINTMENT.

                           Each Bank hereby designates The Huntington National
                  Bank to act as Agent for such Bank under this Agreement and the Loan Documents. Each Bank hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto, including amendments to this Agreement not otherwise specifically discussed herein. The Agent shall hold all payments of principal and interest, fees (except the agency fee), charges and collections received pursuant to this Agreement, for the benefit of the Banks as provided herein. The Agent shall receive from the Borrower and distribute to the Banks all information required by the terms of this Agreement to be delivered by the Borrower to the Banks. The Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks; PROVIDED, HOWEVER, that the Agent shall not be required to take any action that exposes the Agent to liability or which is contrary to any of the Loan Documents or applicable law unless the Agent is furnished with an indemnification reasonably satisfactory to the Agent with respect thereto. The Borrower agrees to pay to the Agent in advance, on March 17 of each year, an agency fee in the amount of $10,000.

                  12.2     NATURE OF DUTIES.

                           The Agent shall not have any duties or
                  responsibilities except those expressly set forth in this Agreement. Neither the Agent nor any of the Agent's officers, directors, employees or agents shall be (a) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their willful misconduct or gross negligence, or (b) responsible in any manner to any Bank for any recitals, statements, representations or warranties made by the


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                  Borrower or any officer thereof contained in this Agreement, or in any of the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the Loan Documents or for any failure of the Borrower to perform its obligations hereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or any of the Loan Documents, or to inspect the properties, books or records of the Borrower. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein.

                  12.3 LACK OF RELIANCE ON THE AGENT; RESIGNATION.

                       Independently and without reliance upon the Agent, each
                  Bank has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and the continuance of the Loans hereunder and the taking or refraining from taking of any action in connection herewith, and (b) its own credit analysis or appraisal of the creditworthiness of the Borrower. In addition, each Bank has reviewed and approved the form and substance of each of the Loan Documents. The Agent shall not have any duty or responsibility either initially or on a continuing basis to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Agent has not made any representation or warranty, express or implied, with respect to, and shall not be responsible to any Bank for (a) any recitals, statements, information, representations or warranties contained in this Agreement, the Loan Documents, or in any agreement, document, certificate or a statement delivered in connection herewith;
                  (b) the execution, effectiveness, genuineness, validity, collectibility or sufficiency of this Agreement; or of the financial condition or creditworthiness of the Borrower; (c) the collectibility of the Loans, or (d) any other matter having any relation to this Agreement, the Loans or the Loan Documents. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or


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

                  conditions of this Agreement or the Loan Documents, or the financial condition or creditworthiness of Borrower or the existence of any Event of Default or any condition, event or act that, with notice or lapse of time or both, would constitute such an Event of Default.

                           The Agent shall have the right to resign on thirty
                  days' written notice to the Banks, and upon such resignation, the Required Banks shall designate a successor agent. The Required Banks, with the consent of the Borrower if there is then existing no Event of Default, shall have the right to remove the Agent based upon the failure of the Agent to perform the duties described in this Agreement and to appoint a successor Agent. The consent of the Borrower shall not be unreasonably withheld. Any successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such respective successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent's resignation or removal hereunder, the provisions of this section shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                  12.4     CERTAIN RIGHTS OF THE AGENT.

                           Subject to the provisions of this Agreement, if the
                  Agent shall request instructions from the Banks with respect to any act or action (including failure to act) in connection with this Agreement, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Banks; and the Agent shall not incur liability to any Bank or any other party by reason of so refraining. Without limiting the foregoing, none of the Banks shall have any right of action whatsoever against the Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Banks. In the event that the Agent at any time requests approval for any proposed course of action relating to the Loans or this Agreement and any one or more of the Banks fails to respond in writing within thirty calendar days of the date of such request, each Bank so failing to respond shall be conclusively deemed to have given its approval to such proposed action.

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                  12.5     RELIANCE.

                           The Agent shall be entitled to rely, and shall be
                  fully protected in relying, upon any writing, affidavit resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and, with respect to all legal matters pertaining to this Agreement and its duties hereunder, upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent.

                  12.6     NOTICE OF DEFAULT.

                           The Agent shall not be deemed to have knowledge or
                  notice of the occurrence of any Event of Default hereunder or under the Loan Documents, unless the Agent has received written notice from a Bank or the Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to each Bank. The Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Required Banks; PROVIDED that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as they shall deem advisable in the best interests of the Banks.

                  12.7     INDEMNIFICATION.

                           To the extent the Agent is not reimbursed and
                  indemnified by the Borrower, each Bank will reimburse and indemnify the Agent pro rata in proportion to its Commitment Limit for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which at any time (including, without limitation, at any time following the payment of the Loans) may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement, the Loan Documents, or any documents contemplated by or referred to therein or the transactions contemplated thereby or any action taken or omitted by the Agent in any such capacity thereunder or in


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                  connection therewith; provided that, the Banks shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's willful misconduct or gross negligence. The provisions of this Section
                  12.7 shall survive the termination of this Agreement and the payment in full of all notes outstanding pursuant hereto.

                  12.8     THE AGENT IN ITS INDIVIDUAL CAPACITY.

                           The Agent and its affiliates may accept deposits
                  from, make loans or otherwise extend credit to, and generally engage in any kind of banking or trust business with, the Borrower or its affiliates, and receive payment on such loans or extensions of credit or otherwise act with respect thereto fully and without accountability to the Banks in the same manner as if the Agent was not performing the duties specified herein and the transactions described herein were not in effect. Each of the Banks and their affiliates shall have the right similarly to engage in such banking or trust business with the Borrower and its affiliates.

                           No Bank shall have an interest in any property taken
                  as collateral or security for any loans or extensions of credit made by another Bank, the Agent, or any of their respective affiliates or in any property in any such party's possession or control, or in any deposit held or other indebtedness owing by any such party or its affiliates, which may be or become collateral for or otherwise available for payment of the Loans by reason of the general description of secured obligations contained in any security agreement or other instrument held by such party or by reason of the right of set off, counterclaim or otherwise, except that if such property, deposit or indebtedness or the proceeds thereof shall be applied in reduction of the Loans, each Bank shall be entitled to its pro rata percentage of such application. The Agent shall not have any obligation to make any claim against, or assert any lien upon or right of set off against, any such property held by the Agent or any of the Banks.

                  12.9     AMENDMENT AND MODIFICATIONS.

                           The Agent may, subject to the provisions of this
                  Section 12.9, and to the other provisions of this Agreement requiring the approval of certain matters by the Banks or the Required Banks, from time to time enter into written amendments or supplemental agreements to this Agreement or to the Loan Documents executed by the Borrower


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

                  (other than the notes delivered by the Borrower to the Banks), for the purpose of adding or deleting any provisions of this Agreement or the Loan Documents, or otherwise changing, varying or waiving in any manner the rights of the Banks, the Agent or the Borrower thereunder or the conditions, provisions or terms thereof, or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such amendment or supplemental agreement shall without the consent of all the Banks: (a) extend the maturity of the Loans, or waive or extend the time for the payment of principal, interest or fees, (b) increase the principal amount of the Loans, (c) decrease the rate or rates of interest thereon or any fee payable by the Borrower to the Banks pursuant to this Agreement, (d) alter or amend the provisions of Section 9.17, (e) alter, amend or modify the automatic nature of an Event of Default pursuant to Sections
                  13.1.5 or 13.1.6, (f) alter, amend or modify this Section 12.9 or any section providing a right of approval to the Banks or the Required Banks, (g) alter the meaning of the term Required Banks, or (h) change the rights and duties of the Agent. Any such amendment or supplemental agreement shall be binding upon the Borrower, the Banks, the Agent and any of them, and a copy thereof shall be delivered by the Agent to each of the Banks promptly upon execution. No waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

                  12.10    PRO RATA TREATMENT AND PAYMENTS.

                           Each borrowing or extension of credit under the Loans
                  from the Banks, each payment (including each prepayment) by the Borrower of principal, interest, and fees (except the agency fee) provided for in the Agreement on the Loans and all proceeds from any liquidation of collateral shall be made or applied pro rata pursuant to the respective Commitment Limits of the Banks; provided that no Commitment Fee shall be payable to any Bank that may have ceased to fund its Pro Rata Share of Advances hereunder.

                  12.11    FUNDING OF ADVANCES.

                           On the date of the closing of the Loans or any later
                  date when funds are to be disbursed to the Borrower pursuant to the Loans, each Bank shall pay to the Agent its Pro Rata Share of the amount of the disbursement, in funds available for immediate use, by 1:00 p.m. Columbus, Ohio, time on the same banking day on which any Loan is


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

                  made, provided, however, that the Agent shall give each Bank notice of a Eurodollar Loan promptly after notice is received from the Borrower and shall give each Bank notice of the funding of a Domestic Loan no later than 12:00 Noon, Columbus, Ohio, time on the banking day on which the Loan is to be made. In the event any Bank fails or refuses to make payment to the Agent as required herein, then the Agent shall be entitled to pursue all remedies and rights permitted by this Agreement, law, or equity and further shall be entitled to, but not be required to, do all or any of the following: (a) fund such Bank's Pro Rata Share of the disbursement, (b) accrue interest on any unpaid amount at the Federal Funds Rate, (c) withhold from such Bank all interest, principal, fees and late charges attributable to such Bank's Pro Rata Share thereof through the date such Bank funds its Pro Rata Share thereof and pays the interest due thereon, plus any additional cost or expense, including without limitation, reasonable attorneys fees, incurred by the Agent as a result of such Bank's failure to pay, and (d) offset against such Bank's Pro Rata Share all sums received by the Agent in connection with the Loan until reimbursed by the Bank that failed or refused to make such payment. All payments received by the Agent in respect of the Loans shall be distributed pro rata to the Banks promptly after the Agent shall have collected such payment in immediately available funds.

                  12.12    DELINQUENCY.

                           Upon the occurrence and continuance of an Event of
                  Default pursuant to this Agreement, the Agent shall consult with each Bank regarding the course of action to be taken with respect to such default. If the Agent does not receive an agreed course of action to be taken from the Required Banks, the Agent thereafter shall take such action as it shall in good faith deem necessary to protect the interests of the Banks, including, but not limited to, acceleration of the Loans. In the event that the Agent shall have received no direction from the Required Banks and shall be unable to agree on a course of action, the AGENT shall, as agent for and in the name of the Banks, promptly institute all such civil actions as may be required to obtain judgments on all promissory notes evidencing the Loans. The failure of the Agent or any Bank to discuss any proposed course of conduct with any other Bank or the Agent shall not be asserted by the Borrower to be a breach of this Agreement by the Agent or such Bank, nor will it in any way impair the enforceability of any action taken to declare the Loans in default and/or accelerate the maturity thereof.

                  12.13    EQUALIZATION.

                           (a) If any Bank (a "Benefitted Bank") shall at any
                  time receive any payment of all or part of its Pro Rata Share of the Loans, or interest thereon, or receive any property in respect thereof (whether voluntarily or involuntarily by set-off) in a greater proportion than any such payment to and property received by any other Bank, in respect of such other Bank's Pro Rata Share of the Loans, or interest thereon, and such greater proportionate payment or receipt of property is not expressly permitted hereunder, such Benefitted Bank shall purchase for cash from the other Bank such portion of each such other Bank's Pro Rata Share of the Loans, or shall provide such other Bank with the benefits of any such property, or the proceeds thereof, as shall be necessary to cause such Benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each Bank; PROVIDED, HOWEVER, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agree that each Bank so purchasing a portion of another Bank's Pro Rata Share of the Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

                           (b) In addition to any rights and remedies of the
                  Agent and the Banks provided by law, upon the occurrence of an Event of Default pursuant to this Agreement, each Bank shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower, to the extent permitted by applicable law, to set off and apply against any indebtedness, at, or at any time after, the occurrence of any of the above-mentioned events. To the extent permitted by applicable law, the aforesaid right of set off may be exercised by such Bank against the Borrower or against any trustee in bankruptcy, custodian, debtor-in-possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or against any such trustee in bankruptcy, custodian, debtor-in-possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that any such right of set off shall not have been exercised by such Bank prior to the making, filing or issuance, or service upon such Bank of, notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant.

                  12.14    ASSIGNMENT OF INTERESTS.

                           (a) This Agreement and the Loan Documents shall be
                  binding upon and inure to the benefit of the Borrower, the Banks, the Agent, all future holders of the promissory notes and guarantees comprising a portion of the Loan Documents and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement or the Loan Documents without the prior written consent of each Bank.

                           (b) Each Bank shall have the right at any time, upon
                  the written approval of the Agent and the Borrower (which approval of the Borrower shall not be required if there has occurred and is continuing an Event of Default) following notice of its intent to do so, to sell, assign, transfer or negotiate all or any part of its Pro Rata Share of the Loans to one or more other financial institutions upon the payment to the Agent of an assignment fee in the amount of $3,000. The approval of the Agent and the Borrower shall not be unreasonably withheld. Every such sale, transfer or assignment, other than the sale of a participation interest only, shall be in the minimum amount of $5,000,000. Subject to the provisions of Section 12.14(c), any Bank may sell participation interests without the approval of any other party.

                           (c) No Bank shall, as between and among the Borrower,
                  the Agent and such Bank, be relieved of any of its obligations hereunder as a result of any sale of a participation interest in all or any part of its interest in the Loans, and each such selling Bank shall have the obligation to subservice all such participation interests sold.

         14. The Borrower represents and warrants that no Event of Default has occurred and is continuing, nor will any occur immediately after the execution and delivery of this Amendment by the performance or observance of any provision hereof.

         15. Each reference to the Credit Agreement, whether by use of the phrase "Credit Agreement," "Agreement," the prefix "herein" or any other term, and whether contained in the Credit Agreement itself, in this Amendment, in any document executed concurrently herewith or in any loan documents executed hereafter, shall be construed as a reference to the Credit Agreement as previously amended and as amended by this Amendment.

         16. Except as previously amended and as modified herein, the Credit Agreement and the Loan Documents shall remain as written originally and in full force and effect in all respects, and nothing herein shall affect, modify, limit or impair any of the rights and powers which the Banks may have thereunder.

         17. The Borrower agrees to perform and observe all the covenants, agreements, stipulations and conditions to be performed on its part under the Credit Agreement, the promissory notes executed and delivered in connection herewith, the Loan Documents, and all other related agreements, as amended by this Amendment.

         18. The Borrower hereby represents and warrants to the Agent and the Banks that (a) the Borrower has legal power and authority to execute and deliver the within Amendment; (b) the respective officer executing the within Amendment on behalf of the Borrower has been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions provided for herein;
(c) the execution by the Borrower and the performance and observance by the Borrower of the provisions hereof do not violate or conflict with the articles of incorporation, regulations or by-laws of the Borrower or any law applicable to the Borrower or result in the breach of any provision of or constitute a default under any agreement, instrument or document binding upon or enforceable against the Borrower; and (d) this Amendment and the promissory notes executed and delivered in connection herewith, constitute valid and legally binding obligations upon the Borrower, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, to general equitable principles and to applicable doctrines of commercial reasonableness.

         19. This Amendment shall become effective only upon its execution by the Borrower, the Banks and the Agent; the execution and delivery by the Borrower to each Bank of a promissory note substantially in the form attached hereto as Exhibit "A", payable to the order of such Bank, duly executed on behalf of the Borrower, and dated the date of this Amendment; the payment by the Borrower of the agency fee due March 17, 2000; and the payment by the Borrower of the unpaid portion of the waiver fee due in connection with the consent to the existence of an Event of Default granted by the Banks effective as of December 31, 1999. Execution of this Amendment by the parties hereto may be in any number of counterparts, but all of such counterparts when taken together shall constitute one and the same document.

         20. The capitalized terms used herein shall have the same meanings as the capitalized terms used in the Credit Agreement.

         IN WITNESS WHEREOF, the Borrower, the Banks and the Agent have hereunto set their hands as of the 17th day of March, 2000.

ATTEST:                                    R. G. BARRY CORPORATION

/S/ Joan Faulkner                          By: /S/ Michael Krasnoff
------------------------------------           --------------------
                                               Michael S. Krasnoff, Vice President

                                           THE HUNTINGTON NATIONAL BANK,
                                           Individually and as Agent

                                           By: /S/ Frederick G. Hadley
                                               -------------------------
                                                Frederick G. Hadley, Senior Vice President

                                           THE BANK OF NEW YORK

                                           By: /S/ William M. Barnum Jr.
                                               -------------------------
                                               William M. Barnum, Jr., Vice President

                                           BANK ONE, N.A.

                                            By: /S/ Thomas Redmond
                                               -------------------------
                                               Thomas Redmond, Managing Director

                                    EXHIBIT A

                              REVOLVING CREDIT NOTE

March __, 2000                                                      $14,000,000

         FOR VALUE RECEIVED, the undersigned, R. G. BARRY CORPORATION, an Ohio corporation, promises to pay to ______________________________________
(hereinafter called the "Bank") or order, at its office at _________________________, ______________________, in lawful money of the United
States of America and in immediately available funds, the principal sum of Fourteen Million Dollars ($14,000,000), or such lesser amount as is then outstanding under this Note as indicated on the records of the Bank, for money loaned with interest upon the unpaid principal balance hereof from time to time outstanding, payable, in like money and funds, in arrears on each interest due date after the date hereof.

         This Note evidences Eurodollar Loans and/or Domestic Loans and shall bear interest at the rates, respectively, specified in the Credit Agreement described below, which is incorporated herein by reference. Such interest shall be payable on a Domestic Loan on the last Business Day of each March, June, September and December beginning March 31, 2000, and on the date of conversion thereof to a Eurodollar Loan. Interest shall be payable on a Eurodollar Loan on each Interest Payment Date. Interest will be computed on the basis of a 360-day year for the actual number of days in each Interest Period. After an Event of Default or after maturity, whether by acceleration or otherwise, this Note shall bear interest at the highest rate permitted by applicable law not to exceed 150% of the Prime Rate.

         This Note represents Loans made pursuant to the Bank's Commitment under the Revolving Credit Agreement dated as of February 28, 1996, as it has been and may be from time to time amended (the "Credit Agreement"), among the undersigned, the Bank and certain other banks, and the terms and conditions set forth in the Credit Agreement shall be considered a part hereof to the same extent as if written herein, and upon the occurrence of an Event of Default as defined in the Credit Agreement, the entire principal sum and any accrued interest on this Note shall, at the option of the holder of this Note except as to any event or condition described in Section 13.1.5 or 13.1.6 of the Credit Agreement, at once and without notice become due and payable. Capitalized terms used but not defined in this Note shall have the respective meanings assigned to them in the Credit Agreement. The entire unpaid principal and interest on this Note shall be due and payable on the Termination Date.

         The Bank is hereby authorized by the undersigned to note on a schedule attached to this Note the date, amount and type of each Loan, the interest rate and duration of the related Interest Period (if applicable), and the amount of each payment or prepayment of principal thereon, which schedule shall constitute PRIMA FACIE evidence of the information so noted, provided, that any failure by the Bank to make any such notation shall not relieve the undersigned of its obligation to repay the outstanding principal amount of this Note, all accrued interest hereon and any other amounts payable in accordance with the terms of this Note and the Credit Agreement.

         All parties to this Note, including endorsers, sureties and guarantors, if any, hereby waive presentment for payment, demand, protest, notice of non-payment or dishonor, and of protest, and any and all other notices and demands whatsoever, and agree to remain bound until the interest and principal are paid in full notwithstanding any extension or extensions of time for payment which may be granted, even though the period of extension may be indefinite, and notwithstanding any inaction by, or failure to assert any legal right available to, the holder of this Note.

         This Note shall be construed in accordance with and governed by the laws of the State of Ohio.

WAIVER OF RIGHT TO TRIAL BY JURY
--------------------------------

         THE UNDERSIGNED ACKNOWLEDGES THAT, AS TO ANY AND ALL DISPUTES THAT MAY ARISE BETWEEN THE UNDERSIGNED AND THE BANK, THE COMMERCIAL NATURE OF THE TRANSACTION OUT OF WHICH THIS NOTE ARISES WOULD MAKE ANY SUCH DISPUTE UNSUITABLE FOR TRIAL BY JURY. ACCORDINGLY, THE UNDERSIGNED HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY AS TO ANY AND ALL DISPUTES THAT MAY ARISE RELATING TO THIS NOTE OR TO ANY OF THE OTHER INSTRUMENTS OR DOCUMENTS EXECUTED IN CONNECTION HEREWITH.

         The undersigned authorizes any attorney at law to appear in any Court of Record in the State of Ohio or in any other state or territory of the United States after the above indebtedness becomes due, whether by acceleration or otherwise, to waive the issuing and service of process, and to confess judgment against the undersigned in favor of the Bank for the amount then appearing due together with costs of suit, and thereupon to waive all errors and all rights of appeal and stays of execution. The attorney at law authorized hereby to appear for the undersigned may be an attorney at law representing the Bank, and the undersigned hereby expressly waives any conflict of interest that may exist by virtue of such representation.

WARNING-BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

                                     R. G. BARRY CORPORATION



                                     By: _____________________________________
                                          Michael S. Krasnoff, Vice President